Exhibit 99.1

Perry Ellis Promotes SVP of SEC Financial Reporting to Interim CFO

Perry Ellis International, Inc. (NASDAQ:PERY) announced today the appointment of Jorge Narino as Interim Chief Financial Officer, reporting to Oscar Feldenkreis, CEO & President of Perry Ellis International, Inc. Mr. Narino is being elevated to the CFO role on an interim basis after serving Perry Ellis for 13 years, including in his current role as Senior Vice President of SEC Financial Reporting. Prior to joining the Company, Mr. Narino, who has over 25 years of financial management experience, spent 12 years in public accounting. Mr. Narino is succeeding David Rattner, who will be leaving the Company, effective immediately, to pursue other opportunities.

“Jorge has the long-standing confidence of our employees, the executive team and the Board. While we are disappointed at David’s decision to leave Perry Ellis, we are fortunate that we have someone as skilled and knowledgeable about the Company as Jorge to step into this role on an interim basis. We are confident that Jorge’s knowledge of the Company positions him well to step into the CFO role quickly with little learning curve, and will allow us to seamlessly continue our growth and profitability plan without any delays for a transition,” commented Oscar Feldenkreis.

“I am excited to assume this new role,” said Mr. Narino. “I look forward to using my experience with Perry Ellis to execute on our growth plan and continue to deliver innovative products to our customers.”